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The Valspar Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 21, 2013

The annual meeting of stockholders of The Valspar Corporation will be held at the Corporation’s headquarters, 901 – 3rd Avenue South, Minneapolis, Minnesota 55402 on Thursday, February 21, 2013 at 11:00 A.M., for the following purposes:

Proposal 1	To elect as directors (Class III) the three individuals nominated by the Board of Directors for a term of three years;

Proposal 2	To cast an advisory vote to approve the Corporation’s executive compensation (“Say-on-Pay” vote); and

Proposal 3	To ratify the appointment of the independent registered public accounting firm to examine the Corporation’s accounts for the fiscal year ending October 25, 2013.

To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on December 27, 2012 are entitled to notice of and to vote at the meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 26, 2012 also accompanies this Notice.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Materials:
January 18, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held February 21, 2013

The following materials, also included with this Notice, are available for view on the Internet:
  • Proxy Statement for the Annual Meeting of Stockholders
  • Annual Report to Stockholders, including Form 10-K, for the year ended October 26, 2012

To view the Proxy Statement or Annual Report to Stockholders, visit: www.edocumentview.com/VAL

IMPORTANT NOTICE TO STREET NAME HOLDERS	IN CONNECTION WITH APPLICABLE RULES, BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS ARE ADVISED AS FOLLOWS: IF YOU DO NOT TIMELY PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER, YOUR SHARES WILL NOT BE VOTED IN CONNECTION WITH PROPOSALS 1 AND 2.

Please refer to the enclosed proxy card and the attached proxy statement for information on voting options: Internet – Telephone – Mail

The Valspar Corporation

901 – 3rd Avenue South
P.O. Box 1461
Minneapolis, Minnesota 55440

PROXY STATEMENT
Annual Meeting of Stockholders
February 21, 2013

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if a stockholder delivers a proxy without giving any direction, the shares will be voted as recommended by the Corporation’s Board of Directors. A stockholder delivering a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Office of the Secretary of the Corporation, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.

Registered stockholders may vote in one of three ways: By completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Proxies are being solicited by mail. In addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of our common stock.

If a stockholder delivers a proxy and abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Section 216 of the General Corporation Law and our Bylaws, an action of the stockholders, including the election of directors, generally requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter will have the same effect as a vote against that matter.

A “street name” holder is the beneficial owner of shares held in a stock brokerage account or by a bank, trust or other nominee. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter.

Under applicable New York Stock Exchange Rules relating to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and executive compensation matters without instructions from the beneficial owner. However, brokers are permitted to vote shares held in brokerage accounts with respect to the approval of the independent registered public accounting firm, even if they do not receive instructions from the beneficial owner. Therefore, street name holders of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with Proposals 1 and 2.

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PROPOSAL 1

Election of Directors

In accordance with the Corporation’s By-Laws, we may have up to twelve directors, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently ten directors serving on the Board of Directors. The terms of Class III directors will expire at the Annual Meeting.

The Board of Directors has nominated William M. Cook, Gary E. Hendrickson and Mae C. Jemison for re-election as Class III directors. Gregory R. Palen, presently a Class III director, will retire from the Board following 21 years of service immediately prior to the 2013 Annual Meeting of Stockholders. John M. Ballbach, a Class I director, was appointed to the Board of Directors on October 3, 2012. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class III below, to hold office until the annual meeting in 2016 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

Names, Principal Occupations for the Past Five Years and Selected
Other Information Concerning Nominees and Directors

CLASS I Directors Continuing in Office Until 2014
John M. Ballbach Director since October 2012 Age — 52	Former Chairman, President and Chief Executive Officer, VWR International, LLC

Mr. Ballbach served as Chairman of VWR International, LLC, a leading global laboratory supply and distribution company, from 2007 to 2012 and was President and Chief Executive Officer from 2005 to 2012. Mr. Ballbach is also a director of The Timken Company.

Mr. Ballbach brings to the Board extensive business and industry experience as the former Chairman, President and Chief Executive Officer of VWR International, LLC. He is a former corporate officer of Valspar, having served as President and Chief Operating Officer from 2002 to 2004 and in various senior management positions from 2000. Mr. Ballbach’s global perspective, particularly in finance and strategy, together with his background in the Corporation’s business, allow him to contribute to the Corporation’s further expansion into high growth markets. Mr. Ballbach’s background and experience make him well qualified to serve as a director of the Corporation.

Ian R. Friendly Director since 2009 Age — 52	Executive Vice President; Chief Operating Officer, U.S. Retail, General Mills, Inc.

Mr. Friendly has held his present positions as Executive Vice President and Chief Operating Officer, U.S. Retail, General Mills, Inc., since June 2006. Prior to 2006, Mr. Friendly served as Chief Executive Officer, Cereal Partners Worldwide, a joint venture between General Mills and Nestle, from June 2004 to May 2006.

Mr. Friendly brings to the Board valuable retail and operating experience with a well-known branded consumer products company. Mr. Friendly’s qualifications to serve as a director include his extensive experience in building brands, launching new products and marketing, all of which are especially relevant to the Corporation’s Consumer product line. Mr. Friendly also offers a global business perspective to the Board, based on his experience with Cereal Partners Worldwide, a joint venture between General Mills and Nestle.

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Janel S. Haugarth Director since 2007 Age — 57	President, Independent Business and Business Optimization, SUPERVALU INC.

Ms. Haugarth has held her present position as President, Independent Business and Business Optimization, SUPERVALU INC., which operates retail food stores and provides food distribution and other supply chain services, since October 2012. Prior to October 2012, Ms. Haugarth served as Executive Vice President, Business Optimization and Process Improvement since August 2012 and as Executive Vice President, Merchandising and Logistics, from January 2011 to August 2012. Prior to 2011, Ms. Haugarth served as Executive Vice President; President and Chief Operating Officer, Supply Chain Services since May 2006.

Ms. Haugarth brings extensive retail, distribution and supply chain experience to the Board. Ms. Haugarth’s prior responsibilities as the Executive Vice President, Merchandising and Logistics for SUPERVALU INC. are particularly relevant to the Corporation and the Board, given the importance of purchasing and supply chain functions to the Corporation’s operations. Ms. Haugarth’s background and experience make her well qualified to serve as a director of the Corporation.

CLASS II Directors Continuing in Office Until 2015
Jack J. Allen Director since 2011 Age — 55	President, North American Truck and Parts Group, Navistar, Inc.

Mr. Allen has held his position as President, North American Truck and Parts Group, of Navistar, Inc., since July 2012. Navistar, Inc. is the largest and core business group of Navistar International Corporation, a global manufacturer and supplier of commercial and military trucks, buses, diesel engines, chassis, service parts for trucks and trailers and a provider of financing for products sold by Navistar and its dealers. Mr. Allen served as the President, North American Truck Group, of Navistar, Inc. from November 2008 to July 2012 and the President, Engine Group from February 2004 to November 2008.

Mr. Allen brings to the Board extensive manufacturing and sales experience with branded industrial products. Mr. Allen’s current and past responsibilities have included acquisitions and global expansion, both of which are key elements of the Corporation’s strategy. Mr. Allen’s background and experience make him well qualified to serve as a director of the Corporation.

John S. Bode Director since 2005 Age — 64	Retired Partner, KPMG LLP

Mr. Bode retired as Partner from KPMG LLP in January 2005. Mr. Bode was elected to the partnership in 1981. Prior to his retirement, Mr. Bode served as a Global Lead Partner. Mr. Bode currently provides various consulting services to certain companies and organizations. Mr. Bode is also a director of Titan Machinery Inc.

Mr. Bode brings to the Board many years of experience as the lead audit partner for clients in the consumer products, manufacturing and other industries. Mr. Bode is well qualified to serve as a director based on his experience with accounting principles, financial controls and evaluating financial statements of public companies, particularly from an auditor’s perspective. Mr. Bode also serves as an independent director and Audit Committee Chair for another public company, Titan Machinery Inc., who owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe.

Jeffrey H. Curler Director since 1997 Age — 62	Retired Executive Chairman, Bemis Company, Inc.

Mr. Curler retired as Chairman Emeritus and a director from Bemis Company, Inc. in December 2011. Mr. Curler served as Executive Chairman of Bemis Company, Inc., a manufacturer of flexible packaging products and pressure sensitive materials, from May 2005 through August 2011 and was Chief Executive Officer from May 2000 through January 2008. Mr. Curler previously served as President from May 1996 through July 2007.

Mr. Curler brings to the Board many years of experience as the former Chairman, and previously the Chief Executive Officer, of Bemis Company, Inc. He also has significant expertise in chemical engineering and the packaging industry, both of which are highly relevant to the Corporation’s business. Mr. Curler’s leadership skills, industry background and experience make him well qualified to serve as the Corporation’s Lead Director.

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CLASS III Directors Nominees for Term Expiring in 2016
William M. Cook Director since 2010 Age — 59	Chairman, Chief Executive Officer and President, Donaldson Company, Inc.

Mr. Cook has held his position as Chairman of Donaldson Company, Inc., a global provider of air and liquid filtration systems, since August 2005, and his positions as Chief Executive Officer and President since August 2004. Prior to 2004, Mr. Cook served as Senior Vice President and Chief Financial Officer since 2001. Mr. Cook is also a director of Donaldson Company, Inc. and IDEX Corporation.

Mr. Cook brings to the Board many years of experience as the Chairman, President and Chief Executive Officer of Donaldson Company, Inc. Donaldson operates globally and has a particular focus on research and development, giving Mr. Cook an understanding of the dynamics and challenges of developing new products and technologies for global markets. Mr. Cook’s leadership, background and experience qualify him to serve as a director of the Corporation. Mr. Cook also serves as a director of another public company, IDEX Corporation, an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment and fire, safety and other products.

Gary E. Hendrickson Director since 2009 Age — 56	Chairman, President and Chief Executive Officer, The Valspar Corporation

Mr. Hendrickson has held his present positions as Chairman since June 2012, Chief Executive Officer since June 2011 and President since February 2008. Mr. Hendrickson served as Chief Operating Officer from February 2008 to June 2011. Mr. Hendrickson is also a director of Polaris Industries Inc.

As the Chairman, Chief Executive Officer and President and the former Chief Operating Officer of the Corporation, Mr. Hendrickson has served the Corporation for many years in roles of increasing responsibility. He spent six years abroad as a regional executive in Asia Pacific, a strategic and fast-growing region. His familiarity with all aspects of the business and its operations, both in the U.S. and internationally, and experience with key customers and acquisitions qualify him to serve as a director. Mr. Hendrickson also serves as a director of another public company, Polaris Industries Inc., a global manufacturer and seller of off-road vehicles, including all-terrain vehicles and snowmobiles.

Mae C. Jemison, M.D. Director since 2002 Age — 56	President, The Jemison Group, Inc.

Dr. Jemison has been President of The Jemison Group, Inc. since 1993. The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users. Dr. Jemison is leading 100 Year Starship, a new initiative started by DARPA, to make human space travel to another star possible within the next 100 years. She has also been President and founder of BioSentient Corporation, a medical devices company specializing in ambulatory physiologic monitoring, since December 2000. Dr. Jemison founded and directs The Earth We Share, an international science camp for students ages 12-16 worldwide. She was a Professor Environmental Studies at Dartmouth College from 1996 to 2002. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavour Flight in September 1992. Dr. Jemison is also a director of Scholastic, Inc., a publishing company, and Kimberly-Clark Corporation and a member of the Institute of Medicine of the National Academy of Sciences.

Dr. Jemison brings a strong science and technology background to the Board, including product innovation and strategy experience. She also has substantial board and committee experience as an independent director of other publicly held companies, including Scholastic, Inc. and Kimberly-Clark Corporation. Her educational and professional achievements and numerous public and private advisory and leadership roles offer broad experience and a unique viewpoint for the Board of Directors and qualify her to serve as a director of the Corporation.

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CORPORATE GOVERNANCE

General

We are committed to good corporate governance practices. These practices provide a framework in which our Board of Directors and management can pursue the strategic objectives of Valspar and ensure the long-term success of the Corporation for the benefit of our stockholders.

The cornerstone of our corporate governance practices is an independent and qualified Board of Directors. All standing Board committees are composed entirely of independent directors. Each of the Nominating and Governance, Audit and Compensation Committees operate under a charter in order to focus the work of the committee and to ensure that the Board of Directors as a whole is addressing key functions. Each committee reviews its charter on an annual basis.

Structure of Board

In accordance with our By-Laws, the Corporation may have up to twelve directors, divided into three classes of four directors each. There are currently ten directors serving on the Board of Directors. Each director serves a term of three years under our staggered board structure. The directors believe that the staggered structure of the Board facilitates long-term strategic planning and succession, allowing directors to oversee risks and opportunities for the long-term success of the Corporation and the benefit of our stockholders.

Board Standards and Objectives

The Board of Directors carefully evaluates each incoming director candidate based on selection criteria and overall priorities for Board composition that are re-examined periodically by the Nominating and Governance Committee with input from the rest of the directors. As our directors’ commitments or responsibilities change, the Board re-evaluates their situations to ensure they can continue to serve in the best interests of the Corporation and its stockholders. We also require high standards of ethics from our directors and management as described in our Code of Ethics and Business Conduct. In carrying out their duties and responsibilities, directors are guided by the following performance objectives, which are stated in the Corporation’s Principles of Corporate Governance:

•	Follow the Corporation’s Code of Ethics and Business Conduct

•	Represent the interests of stockholders and other stakeholders

•	Demonstrate good knowledge of the Corporation and its business and exercise good judgment in representing the interests of stockholders and other stakeholders

•	Participate in Board processes and activities in a meaningful way

•	Communicate openly and freely with other Board members and management

•	Provide expertise based on the director’s relevant experience

•	Provide vision and leadership for the Corporation

•	Maintain a good reputation and standing in the business and professional communities in which the director operates

Public Availability of Governance Documents and Public Reports

Our Principles of Corporate Governance, and the charters of the Nominating and Governance, Audit and Compensation Committees are available on the “Investors – Corporate Governance” section of the Corporation’s website at www.valsparglobal.com.

The Corporation’s Code of Ethics and Business Conduct is available on the “Investors – Corporate Governance” section of our website at www.valsparglobal.com. Our Code of Ethics and Business Conduct applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and to our directors. If our Board of Directors grants any waivers of or amendments to, the Code of Ethics and Business Conduct to any of our directors or executive officers, we will disclose the matter through our website.

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The Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto, are available on the “Investors – Financial Information” section of the Corporation’s website at www.valsparglobal.com the same day the reports are filed with the Securities and Exchange Commission (“SEC”).

Director Independence

The Board believes that a majority of its members, and all members of each standing committee, other than the Executive Committee (which has a limited scope and functions), should be independent, non-employee directors. The Board has established standards consistent with the current listing standards of the New York Stock Exchange for determining director independence.

The Board annually reviews all relationships that directors have with the Corporation to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Corporation, are not an affiliated person of the Corporation or its subsidiaries and are independent within the meaning of applicable laws, regulations and the NYSE listing requirements. The independent members of the Board meet regularly without any members of management present. In accordance with our Corporate Governance Guidelines, Mr. Curler, as Governance Chair and Lead Director, presides at executive sessions. Only independent directors serve on our Audit, Compensation and Nominating and Governance (“Governance”) Committees.

The Board has determined that all members of the Board are “independent” under applicable NYSE listing standards, except for Mr. Hendrickson, our CEO. The members of the Board deemed independent are Jack J. Allen, John M. Ballbach, John S. Bode, William M. Cook, Jeffrey H. Curler, Ian R. Friendly, Janel S. Haugarth, Mae C. Jemison and Gregory R. Palen.

Mr. Cook is the Chairman, Chief Executive Officer and President of Donaldson Company, Inc., which supplies certain products to the Corporation. See “Certain Relationships and Related Transactions” below. The Board of Directors reviewed these transactions, which were entered into in the ordinary course of business, and determined that they did not affect Mr. Cook’s independence.

Certain Relationships and Related Transactions

The Board has adopted a written Related Person Transaction Policy. This policy is intended to supplement, and not to replace or supersede, the provisions of any other corporate policy, including but not limited to the Corporation’s Principles of Corporate Governance and Code of Ethics and Business Conduct. The Related Person Transaction Policy is available on the “Investors – Corporate Governance” section of our website at www.valsparglobal.com, as Exhibit 11 to the Principles of Corporate Governance. The Audit Committee is responsible for reviewing and approving all related person transactions and has also adopted standing pre-approvals for certain categories of transactions with related persons:

•	Certain transactions with other companies. Any transaction with another company in which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $500,000 or 1% of that company’s or the Corporation’s total annual revenues.

•	Transactions where all stockholders receive proportional benefits. Any transaction where the related person’s interest arises solely from the ownership of the Corporation’s common stock, and all holders of the Corporation’s common stock received the same benefit on a pro rata basis (e.g. dividends).

•	Transactions not exceeding $100,000. Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $100,000, when aggregated with all similar transactions.

Stephen D. Newlin, a former member of the Board of Directors of the Corporation who retired from the Board as of February 2012, is Chairman, President and Chief Executive Officer of PolyOne Corporation (“PolyOne”), which supplies certain products to the Corporation. In fiscal 2012, PolyOne sold products to the Corporation with an aggregate purchase price of approximately $10.9 million.

William M. Cook, a member of the Board of Directors of the Corporation, is Chairman, Chief Executive Officer and President of Donaldson Company, Inc. (“Donaldson”), which supplies certain products to the Corporation. In fiscal 2012, Donaldson sold products to the Corporation with an aggregate purchase price of approximately $839,000.

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Director Nomination Process

The Corporation’s Board of Directors has adopted a formal process by which individuals are reviewed for possible nomination to the Corporation’s Board of Directors. Under this process, the Governance Committee will consider nominees for Board membership submitted by stockholders. Any stockholder recommendation should be submitted in writing to the Corporation in care of the Corporate Secretary at P.O. Box 1461, Minneapolis, Minnesota 55440, along with the written consent of such nominee to serve as a director if so elected. Any such recommendation by a stockholder shall be referred to the Governance Committee, and the Governance Committee, in consultation with the Corporation’s General Counsel, will review the nomination in accordance with the Corporation’s Board Candidate Review and Nomination Process, certificate of incorporation, by-laws and applicable laws and regulations. The Governance Committee considers general business experience, industry experience, track record as a director of other companies, probable tenure if elected and other factors as relevant in evaluating Board nominees. The Governance Committee (or a subcommittee designated by the Governance Committee) will normally consider all of the following: (a) the candidate’s skills, experience and other relevant biographical information, (b) the candidate’s general interest in serving a public corporation, (c) the candidate’s ability to attend Board and committee meetings, and (d) any potential concerns regarding independence or conflicts of interest.

Following the initial screening, if the Governance Committee approves a candidate for further review, the Governance Committee will establish an interview process for the candidate. It is expected that at least a majority of the members of the Governance Committee, along with the Corporation’s Chief Executive Officer, would interview each candidate. At the same time, the Governance Committee, assisted by the Corporation’s General Counsel, will conduct a comprehensive conflict-of-interest assessment for the candidate. The Governance Committee will then consider reports of the interviews and the conflicts-of-interest assessment and determine whether to recommend the candidate to the full Board of Directors. A subcommittee of the Governance Committee, management representatives designated by the Governance Committee and a search firm selected by the Governance Committee may assist with the process. Any nominee recommended by a stockholder would be subject to the same process.

When the full Board considers an individual for possible nomination to the Board, the Governance Committee, in consultation with the Corporation’s Chief Executive Officer, will prepare a profile of a candidate expected to provide the most meaningful contribution to the Board as a whole. The Board of Directors has not adopted a specific policy with regard to diversity, but the Board views and seeks diversity in its broadest sense, which includes independence, integrity, judgment, experience, financial acumen, education, gender, ethnicity and leadership qualities.

Board Leadership

The Chairman of the Board leads the Board and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making. The Chairman also serves as the principal liaison between the Board and our management.

The Board does not have a policy as to whether the Chairman should be an independent director or a member of management. Instead, the Board selects the Corporation’s Chairman based on what it determines to be in the best interests of the Corporation’s stockholders. At this time, Gary E. Hendrickson serves as Chairman of the Corporation and as President and Chief Executive Officer. The Board believes that Mr. Hendrickson’s long service, experience and background serve the best interests of the Corporation and its stockholders and that he is well qualified to lead the Corporation and its Board of Directors. When the Chairman is not independent, the Chair of the Governance Committee, an independent director, also serves as Lead Director. Jeffrey H. Curler currently serves as Lead Director. As the Chair of the Governance Committee, he is responsible for performing the duties specified in the Corporation’s Principles of Corporate Governance, including facilitating communications between the Board and the Chief Executive Officer, and such other duties as are determined by the independent directors.

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Board Role in Risk Management

The Board believes that effective enterprise risk management must be an integral part of Board and committee deliberations and activities throughout the year.

•	The Audit Committee reviews annually the Corporation’s enterprise risk management process and a comprehensive assessment of key financial, operational and strategy risks identified by management, as well as mitigating practices. The Audit Committee reports on this process and its conclusions to the full Board of Directors.

•	The full Board of Directors discusses risks related to the Corporation’s annual financial plan and budget each fiscal year and risks related to the Corporation’s strategy at meetings where the strategy is presented and reviewed.

•	The Board of Directors also encourages management to promote a corporate culture that integrates risk management into the Corporation’s strategy and day-to-day business operations in a way that is consistent with the Corporation’s targeted risk profile.

Through these processes, the Board oversees a system to identify, assess and address material risks to the Corporation on a timely basis.

Board Committees and Functions

The standing committees of the Board of Directors for fiscal 2012 were as follows:

Name of Committee	Membership

Executive Committee	Jeffrey H. Curler, Gary E. Hendrickson – Chair and Gregory R. Palen

Audit Committee	Jack J. Allen, John M. Ballbach, John S. Bode – Chair, William M. Cook and Mae C. Jemison

Compensation Committee	Jeffrey H. Curler, Ian R. Friendly, Janel S. Haugarth and Gregory R. Palen – Chair

Nominating and Governance Committee	John M. Ballbach, John S. Bode, Jeffrey H. Curler – Chair and Gregory R. Palen

The Board of Directors met five times during fiscal 2012.

The Executive Committee, in accordance with the Principles of Corporate Governance, generally meets or acts only in emergencies or when requested by the full Board. The Executive Committee did not meet or act during the fiscal year.

The Audit Committee held four meetings during the fiscal year. The Audit Committee Chair also held four meetings with management and the Independent Auditors prior to quarterly earnings releases. The duties and activities of the Audit Committee are described in the Audit Committee Report on page 32. All members of the Audit Committee are “independent” under the applicable listing standards of the New York Stock Exchange (“NYSE”) and the requirements for audit committee independence under Rule 10A-3 under the Securities Exchange Act of 1934. The Board has determined that each Audit Committee member is financially literate and has determined that at least one member of the Audit Committee, John S. Bode, is an “audit committee financial expert” who is independent of management as defined in Item 401(h)(2) of Regulation S-K.

The Compensation Committee held four meetings and one conference call during the fiscal year. The Compensation Committee Chair also met with management prior to each meeting. The Compensation Committee is responsible for all matters relating to compensation of senior management and directors and for adoption and administration of employee compensation and benefit plans. All members of the Compensation Committee are independent under the applicable listing standards of the NYSE. During the year, the Compensation Committee reviewed and approved the compensation plans, arrangements and equity awards for officers, employees and directors.

The Compensation Committee may not delegate its responsibility of overseeing executive officer and director compensation, but may, and has, delegated to management certain administrative aspects of the Corporation’s compensation plans which do not involve setting compensation levels for executive officers and directors. Additional information on the role of management and compensation consultants in our compensation process is contained in the Compensation Discussion and Analysis beginning on page 10.

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The Governance Committee held four meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, reviewed succession plans, considered nominations for Board membership and considered other matters related to corporate governance. All members of the Governance Committee are independent under the applicable listing standards of the NYSE.

During fiscal 2012, each director attended 75% or more of the meetings of the Board and of the committees on which the director served.

Communications with Certain Directors

The Chair of the Governance Committee, currently Mr. Curler, presides at regularly scheduled executive sessions of the independent directors. Stockholders and other interested parties wishing to contact the presiding director or the non-management directors as a group may do so by writing to the Chairman of the Governance Committee in care of the Corporate Secretary at the Corporation’s headquarters address.

Compensation Risk Analysis

The design of our compensation policies and practices, including those applicable to our executive officers, does not encourage taking unnecessary or excessive risks that could harm the Corporation’s long-term value. Features of our compensation policies and practices include, among other things:

•	A balanced mix of short-term and long-term performance awards and cash and equity awards;

•	Long-term incentives consisting of stock options, performance-based restricted stock and restricted stock units which utilize a balanced mix of performance measures;

•	Ranges of performance that ultimately determine incentive compensation payouts, rather than a single performance target providing an “all or nothing” basis for incentive compensation;

•	Caps on our executive incentive compensation programs that limit payments;

•	Incentive compensation payouts for the officers of the Corporation are subject to Compensation Committee approval; and

•	Guidelines specifying stock ownership levels for officers.

In addition, Meridian Compensation Partners, LLC, an outside compensation consulting firm retained by the Compensation Committee, periodically benchmarks our executive compensation program and award opportunities against those of peer group companies. After reviewing Meridian’s advice, the Compensation Committee concluded that our compensation program and award opportunities, and our historical payouts, have been and remain competitive, but not excessive, and are in line with companies of similar size and industry.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the following Compensation Discussion and Analysis section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2012 and this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE CORPORATION’S BOARD OF DIRECTORS
Jeffrey H. Curler Ian R. Friendly	Janel S. Haugarth Gregory R. Palen, Chair

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EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary of Fiscal 2012 Financial Performance and Compensation Actions

In fiscal year 2012, Valspar reported record sales, operating margins and earnings per share despite generally soft market conditions and increased raw material costs. Net sales increased to $4.02 billion, a 1.7% increase over fiscal 2011. We also achieved adjusted net income of $309.9 million, a 20.4% increase over fiscal 2011, and adjusted pre-tax return on capital of 22.2%, a 540 basis point increase over fiscal 2011. The adjusted net income and adjusted pre-tax return on capital results exclude $17.4 million in restructuring charges in 2012, and $396.0 million of adjustments in 2011 consisting of a non-cash impairment charge for goodwill and intangibles, restructuring and acquisition related charges.

In 2012, we introduced a Lean Six Sigma (LSS) Productivity Savings measure. The Compensation Committee added this measure at the suggestion of management, to encourage expanded use of LSS methodologies across the organization in order to gain productivity improvements and realize related cost savings.

Over our last five fiscal years, Valspar has delivered total shareholder return of 150.7%, or 20.2% on an annualized basis. Over the same period, the S&P 500 increased 2.7%, or 0.5% on an annualized basis. The Corporation generated $349 million of operating cash flow in fiscal 2012, compared to $291 million in fiscal year 2011, and we increased our dividend for the 34th straight year, to $0.80 per share.

We reported net income of $292.5 million for fiscal 2012, which included after-tax restructuring charges of $17.4 million. We exclude these items from the performance goals so as not to penalize employees for taking actions in the long-term best interests of the Corporation and its stockholders. Excluding these items: Net income was 20.4% higher than the entry point for fiscal 2012 performance goals; 2012 pre-tax return on capital was 22.2% which was 540 basis points higher than the entry point for fiscal 2012 performance goals; and our reported net sales were $4.02 billion, 1.7% higher than the previous year, which was the entry point for fiscal 2012 performance goals. The productivity savings through LSS methodologies entry point was $40 million, which we exceeded by $18.5 million in 2012.

The base salaries of the named executives were increased in 2012, and the bonus earned for corporate performance averaged 136.2% of salary (ranging from 112.0% to 205.1% of base salary for the named executives). As a result of our fiscal 2012 performance with respect to net income, net sales, pre-tax return on capital and productivity savings through LSS methodologies (excluding the above restructuring charges) against the 2012 performance goals, the annual incentive bonus, and the annual performance-based restricted stock and restricted stock unit (RSU) awards for each of the named executives were higher for 2012 than for 2011, except for the impact of a $4 million RSU award granted to our CEO in 2011 in connection with his appointment. The Compensation Committee believes this increase in compensation of the named executives was appropriate in light of the Corporation’s improved financial performance in 2012 and demonstrates the pay for performance philosophy that represents one of the primary goals of our compensation program.

The Compensation Committee with the assistance of Meridian Compensation Partners LLC, the independent consultant, believes that the Corporation’s executive compensation programs have been effective in driving superior results for stockholders by offering competitive pay for financial performance, aligning the interests of executives and stockholders and enabling the Corporation to attract and retain qualified and experienced executives. In connection with its decisions about executive compensation, the Compensation Committee considers the results of the previous year’s stockholder advisory vote on executive compensation (“Say-on-Pay” vote). Last year, more than 90% of the votes cast in the Corporation’s Say-on-Pay vote were cast in favor of approving the Corporation’s compensation for its named executive officers. Therefore, the Compensation Committee did not make any specific changes in the executive compensation program in response to the Say-on-Pay vote. Under Proposal 2 in this Proxy Statement for this year’s Say-on-Pay vote, we are recommending that stockholders cast their vote in favor of approving the Corporation’s compensation for its named executive officers as disclosed in the Proxy Statement.

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Compensation Program Objectives

This discussion and analysis describes our compensation objectives and the elements of our compensation program for executive officers for the fiscal year ended October 26, 2012. The broad objectives of our executive compensation program are to:

1      Offer competitive pay for financial performance

2     Align the interests of executives and stockholders

3     Attract and retain qualified, experienced executives

We seek to achieve these objectives by providing an executive compensation program with a mix of short and long term compensation elements, including a competitive base salary, stock option grants, a performance-based annual cash bonus and performance-based grants of restricted stock and restricted stock units (RSUs). Effective with fiscal 2013, a portion of the long-term incentive target opportunity value will be awarded in time-vesting RSUs, to promote long-term retention.

Competitive Pay for Financial Performance.    A significant portion of the compensation for each executive is based on performance against financial objectives established by the Committee. Key elements of compensation that depend on performance include:

•	Annual Cash Bonus — earned based on performance against goals for financial measures (such as growth in net income, net sales and pre-tax return on capital) established in the first quarter of the fiscal year.

•	Restricted Stock and Restricted Stock Units (RSUs) — awarded based on performance against the same goals for financial measures established for the annual incentive bonus; the value to the executive is then subject to the long-term performance of our common stock over the vesting period, typically three to five years.

We use the same financial measures and goals for the annual cash bonus, restricted stock and RSUs to focus the executives on those measures considered most critical to achieving superior results for stockholders.

Alignment with Stockholder Interests.    We expect our executives to have a significant personal financial stake in the Corporation. Annual cash incentive bonuses, restricted stock and RSU awards to named executives are earned based on achievement of financial performance measures (such as growth in net income, net sales and pre-tax return on capital). We believe that superior performance on these measures increases stockholder value over the long term. Stock options, restricted stock and RSUs align directly the interests of our executives and stockholders, as the value of these incentives to executives is directly correlated to our stock price.

To more closely align the interests of the named executives with those of stockholders, we have established stock ownership guidelines for our officers, including the named executives, as follows: For the CEO, the guidelines specify stock ownership representing five times base salary within five years after becoming CEO; and for the other named executives, the guidelines specify stock ownership representing three times base salary within five years after becoming an executive officer. All of our named executives are in compliance with these guidelines.

We have agreements with the five current executives identified in the 2012 Summary Compensation Table beginning on page 18 (all individuals named in the table are referred to as our “named executives”) that would provide for their continued employment for, or compensation in the event their employment is terminated during the two-year period after a change in control (“double-trigger”), such as an acquisition or merger in which Valspar is not the surviving company. In addition, outstanding stock options, restricted stock awards and RSUs vest immediately upon a change in control. These agreements are described in more detail under “Termination of Employment and Change in Control Agreements” on page 26. These agreements reduce the likelihood of an executive leaving the Corporation due to uncertainty surrounding an acquisition, which could serve to reduce management disruption and increase the value of the Corporation to a potential acquirer. These agreements also help the named executives stay focused on maximizing stockholder value, without the distraction caused by the prospect of losing their compensation upon a change in control.

Attract and Retain Management.    Our compensation program is intended to attract qualified executives and to promote retention of our experienced management team. The named executives who are currently executive officers have a combined total of more than 58 years of service with Valspar, during which they have held different positions and have been promoted to increasing levels of responsibility. Our succession planning, retention and internal development of strong executives have resulted in the internal promotion of three consecutive Chief Executive Officers.

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The Committee performs periodic assessments of the competitive nature of the different elements of our compensation program. We use benchmark studies to help determine whether the total compensation of our executive officers is competitive with compensation offered by comparable companies. In addition to compensation opportunities, we believe that our change in control agreements help us hire and retain qualified executives.

The vesting features of our long-term incentives encourage executives to remain employed by the Corporation. Generally, stock options, restricted stock and restricted stock unit awards fully vest over three or more years.

The chart below indicates how each element of our fiscal 2012 executive compensation program was intended to achieve our stated compensation objectives of competitive pay for financial performance, aligning the interests of executives and stockholders and attracting and retaining qualified, experienced executives.

2012 Compensation Element	Pay for Financial Performance	Aligned Interests	Attract and Retain	Comments
Base Salary	✓	Salary is based on experience and responsibilities, with market review compared to peer group to maintain salary at competitive levels.

Corporate financial performance can affect the timing and amount of adjustments.
Annual Cash Bonus	✓	✓	✓	Earned based on objective financial performance against measures such as growth in net income, net sales and pre-tax return on capital measures considered to enhance stockholder value.
Stock Options	✓	✓	✓	Future option value is based on share appreciation, which aligns with stockholder interests. Three-year vesting and ten-year exercise term promotes retention.
Restricted Stock and RSUs	✓	✓	✓	Direct ownership of stock creates immediate alignment with stockholder interests, and three-year vesting of restricted stock and RSUs has retention value.

Earned based on performance against objective financial measures.

The special grant of an RSU to the Chief Executive Officer in 2011, including five-year cliff vesting and payout after retirement, was intended to further enhance alignment and retention
Time-Vested RSUs (Effective FY 2013)			✓	Provides a balance to the performance-based components, with value dependent on share appreciation and financial performance.
Change in Control		✓	✓	Provides alignment in change of control situation by removing job loss concern and has retention value.
Other Compensation	✓		✓	Perquisites and other compensation are competitive to attract and retain talented executives. Contributions to the retirement and savings plan are based in large part on financial performance.

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Compensation Program Elements Awarded in Fiscal 2012

Consistent with our overall compensation objectives, we seek to provide a market-competitive mix of annual bonus and long-term incentive opportunities and to ensure that program participants, including our executives, understand the drivers of incentive opportunities available to them. The elements of this program are set forth in the Key Employee Annual Bonus Plan (the “Key Employee Plan”). The program places a significant portion of compensation at risk each fiscal year, rewards strong performance and long-term value creation and aligns executive and stockholder interests by promoting significant ownership of the Corporation’s stock.

Base Salary.    Salary adjustments for executive officers are generally considered annually. As described beginning on page 16 under “Competitive Assessments,” in setting each named executive’s base salary, the Committee reviews compensation studies periodically provided by an independent compensation consultant to help determine whether the compensation of our executive officers is competitive with compensation offered for similar positions at peer group companies. The Committee also considers each executive’s experience, job responsibilities, performance, internal pay equity and the financial performance of the Corporation. In 2012, the Committee considered the results of a compensation study conducted by an independent compensation consultant and approved an increase in the base salaries of the named executives. The base salary of the named executives increased by an average of 7.3% from fiscal 2011 to fiscal 2012, which includes bringing Mr. Hendrickson’s base salary closer to the market median following his promotion to Chief Executive Officer in fiscal 2011.

Annual Cash Bonus.    The Committee establishes annual cash incentive bonus targets for each officer, expressed as a percentage of his or her base salary earned during the fiscal year. In establishing the incentive bonus targets, the Committee considers annual bonus targets assessed periodically for corresponding positions at peer group companies, last evaluated in 2012, and internal pay equity among Valspar executives. The annual incentive bonus for each of the executive officers for 2012 was based upon (1) an incentive bonus target established for the executive expressed as a percentage of base salary earned, and (2) our actual corporate performance with respect to the financial performance goals established by the Committee.

Before the start of fiscal 2012, as part of an annual review of total compensation, the Committee established each executive’s incentive bonus target as a percentage of base salary based on position, ranging from 60.0% to 110.0% of base salary for the named executives. In establishing the target percentages, the Committee considers several factors including the scope and responsibilities of each position, market bonus target percentages for similar roles at peer group companies and relative internal equity.

In the first quarter, the Committee established specific performance goals for the named executives. The performance goals for executives are based on financial measures (such as net income, gross or net sales, expenses as a percentage of net sales, inventory turns, return on average equity and cash flow), either on an absolute basis or a comparative basis with other fiscal years. Payouts for fiscal 2012 were based on corporate financial performance relative to the following financial measures – growth in net income, pre-tax return on capital, growth in net sales and productivity savings through LSS methodologies. At the end of the fiscal year, if the executive remained employed by us, the executive was eligible to receive a cash bonus based on achievement of each of the performance goals. Potential payouts range from zero for performance less than the entry point to 200% of the incentive bonus target for exceptional performance. In determining earned payouts, certain factors are excluded, such as the cost of restructuring, changes in accounting standards, policies and procedures that would impact reported results and non-recurring gains or charges from acquisitions and divestitures, if any. These items excluded so employees are not penalized for taking actions in the long-term best interests of the Corporation and its stockholders.

The Committee established fiscal 2012 performance goals for the named executives in two tiers:

•	Basic performance goals based on four financial measures: net income growth (weighted 60% as a component of the bonus), net sales growth (weighted 20%), growth in pre-tax return on capital (weighted 10%), and productivity savings through LSS methodologies (weighted 10%), with a payout between 0% to 100% of the named executive’s incentive bonus target for performance within a range established for each metric; and

•	Additional incentive performance goals for exceptional corporate performance based on two financial measures: net income growth (weighted 50%) and growth in pre-tax return on capital (weighted 50%), with an additional payout of up to 100% of the named executive’s incentive bonus target for performance equal to these additional goals. Payout for additional goals would only apply if performance on one or both of these measures exceeded the 100% payout level against the basic performance goals. These two measures were used to establish the additional incentive performance goals due to their relative importance to stockholders and potential impact on the Corporation’s stock price.

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In the first quarter of fiscal 2012, the Committee established the following performance goals for each of the financial performance measures:

Basic Performance Goals — 100% Potential Maximum Payout

USD (000s)	Entry Point: 0% Payout	Basic Goal: 100% Payout	Weighting
Net Income	$257,424	$278,018	60%
Net Sales	3,952,954	4,161,994	20%
Pre-Tax Return on Capital	18.2%	19.7%	10%
LSS/Productivity Savings	$40,000	$50,000	10%

Additional Incentive Performance Goals — 100% Potential Additional Payout

USD (000s)	Entry Point: No Additional Bonus	Additional Goal: 100% Additional Payout	Weighting
Net Income	$278,018	$296,038	50%
Pre-Tax Return on Capital	19.7%	20.9%	50%

The basic performance goals were established so that achievement of the 100% payout would represent strong performance in each of the financial measures, based on prior year performance and general economic conditions, and be difficult, but achievable. The additional incentive performance goals were established to incent and reward exceptional performance in net income and pre-tax return on capital. As an indication of the difficulty of achieving our performance goals, the average total payout for achievement of corporate performance goals (including payouts for achievement of the basic and additional incentive performance goals where applicable) for the past five years has ranged from 29.6% to 195.8% of the total targeted incentive bonus levels.

In fiscal 2012, we achieved adjusted net income of $309.9 million, adjusted pre-tax return on capital of 22.2% and net sales of $4.02 billion (excluding restructuring charges). The Committee excluded 2012 after-tax restructuring charges of $17.4 million from the performance goals so as not to penalize employees for taking actions in the long-term best interests of Valspar and its stockholders. Based on our 2012 financial performance, the Corporation achieved 100% of all basic goals, with the exception of the net sales goal, which was partially achieved. The Corporation achieved 100% of both of the additional incentive goals. Therefore, the incentive bonus payouts represented 186.5% to 186.8% of the incentive bonus target, with the resulting bonuses representing a range of 112.0% to 205.1% of base salary for the named executives.

Stock Options, Restricted Stock and RSUs (Long-Term Incentives).  Long-term incentive opportunities for fiscal 2012 were provided in the form of stock options, performance-based restricted stock and performance-based RSU awards.

Valspar’s annual stock option awards are granted annually in October and typically vest in three years. The Corporation does not time its annual grants to coordinate with the release of material non-public information and does not coordinate or time the release of corporate information with grant dates. On occasion, the Corporation grants options outside of the annual grant cycle for new hires, promotions or other reasons deemed appropriate by the Committee. Grants to executive officers are approved by the Committee with effective dates on or after the date of such approval.

Under our executive compensation program, the Committee establishes a Long-Term Incentive Target Value (“LTI Target”) for each participant annually. In setting the individual LTI Targets, the Committee considers the long-term incentive levels for like positions at peer group companies, job responsibilities and relative internal pay equity. For fiscal 2012, half of the LTI Target for each year is granted in the form of a stock option. The other half of the LTI Target is the target value of a restricted award opportunity that could be earned based on achievement of financial performance goals for the fiscal year (with half of the earned value delivered in restricted stock and the other half in RSU awards).

For fiscal 2012, the potential value of the restricted awards ranged from 0% to 125% of the target level, depending on performance during the fiscal year against the goals set by the Committee. For 2012, the performance goals for restricted stock and RSU awards were the same as the performance goals established for the annual incentive bonus, as described above; however the maximum payout was limited to 125% of target. We use the same financial measures and goals for the annual cash bonus, restricted stock and RSUs to focus the executives on those measures considered most critical to achieving superior results for stockholders.

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Restricted stock and RSU awards for fiscal 2012 were made after the end of the fiscal year based on achievement against the performance goals established in the first quarter of the year. To promote executive retention, the restricted stock and RSU awards are subject to forfeiture for three years from the date of grant if the participant’s employment with Valspar terminates for any reason other than death, disability, retirement or a change in control of Valspar.

The future value of these stock options, restricted stock and RSU awards depends on the value of Valspar’s common stock, thus aligning the interests of the named executives with stockholder interests. By providing incentive and total compensation opportunities that compare favorably with opportunities provided to executives at competitive companies, the program assists Valspar to attract and retain talented executives. Further, the amount of restricted stock and RSU awards is designed to reward for exceptional performance based on objective financial measures, which are considered by the Committee to enhance stockholder value.

Changes in Long-Term Incentive Mix for Fiscal 2013.    Commencing with fiscal 2013, the Committee has changed the mix of our long-term incentives under the Corporation’s Bonus Plan to include:

•	A stock option grant (50% of total target LTI value, unchanged).

•	A performance-based restricted stock opportunity (25% of total target LTI value) with a maximum payout range of 0% to 200% of target based on achievement of financial performance goals. Under the prior program the payout was 0% to 125% of target.

•	A time-vesting restricted stock unit award (25% of total target LTI value). For 2013, the RSU award is approved in October prior to the beginning of the fiscal year, is granted in January during the fiscal year, and is subject to four-year time-vesting. This time-vesting component is intended to balance the LTI program by preserving the heavy emphasis on financial performance and linkage to share price appreciation, while ensuring a significant time-vesting award to promote long-term retention.

No Employment Agreements.    We do not have employment agreements with any of the named executives. Our named executives serve at the will of the Board of Directors, and their employment may be terminated at any time. However, we have entered into change in control agreements as described below. Also, the Committee has adopted a policy of making severance payments generally equal to one year’s salary and certain other benefits, to executive officers whose employment is terminated without cause as described in more detail under “Severance Policy for Officers” on page 24. This policy is intended to assist in establishing standardized benefits for termination without cause and to induce any terminated officer to enter into a three-year non-compete agreement with Valspar.

No Pension.    None of the named executives is eligible for a Valspar pension.

Change in Control Agreements.    We have entered into agreements with the named executives, providing for the continued employment or compensation, and for the payment of other benefits, after a change in control of Valspar. The Key Employee Plan, the 1991 Stock Option Plan, the 2001 Stock Incentive Plan and the 2009 Omnibus Equity Plan provide that stock options and restricted stock granted under such plans shall vest immediately upon a change in control of Valspar. The change in control agreements for the named executives provide for a two-year employment term with the Corporation after a qualifying change in control, and a lump sum payment equal to three times an executive’s annual base salary and target annual bonus for named executives hired prior to 2008, and two times for those hired in 2008 or later (including Ms. Arnold), plus three years of continued benefits if such employment is terminated by the Corporation without cause or by the executive for good reason during the two-year employment term (“double trigger”). Further, the Corporation is required to reimburse the executive for excise taxes that might be payable by the executive with respect to these payments, as well as any excise or income taxes that may be payable with respect to the reimbursement. We believe these agreements are consistent with those offered by peer companies and reduce the likelihood of an executive leaving the Corporation due to uncertainty surrounding an acquisition, which could serve to reduce management disruption and increase the value of the Corporation to a potential acquirer. These agreements also help the named executives stay focused on maximizing stockholder value, without the distraction caused by the prospect of losing their compensation upon a change in control.

The Committee has decided that change-in-control agreements for any officer first elected in fiscal 2013 or later shall not include reimbursement for any excise taxes that may be payable by an executive with respect to change in control payments.

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Retirement.    Stock options, restricted stock and RSUs granted to the named executives under the 2009 Omnibus Equity Plan will vest upon retirement after age 55 with an executed non-compete agreement. However, stock options and restricted stock granted to the named executives prior to the adoption of the 2009 Omnibus Equity Plan vest immediately upon retirement after age 60, or upon early retirement after age 55 with an executed non-compete agreement.

Other Compensation.    We provide perquisites and other benefits, as reflected in the table titled “2012 Components of All Other Compensation,” on page 19, to our named executives. The perquisites may include physical examinations, an automobile allowance, financial counseling and tax preparation services, club dues, or other items. We believe these benefits help the Corporation attract and retain qualified executives and are reasonable in amount. Other benefits include dividends paid on restricted stock grants that are subject to a risk of forfeiture, an annual contribution by the Corporation to The Valspar Savings and Retirement Plan and a cash payment in lieu of retirement contributions that the named executives do not receive due to plan limitations.

Tying Fiscal 2012 Compensation Programs and Elements to Compensation Objectives

We rely on common sense and good judgment in making compensation decisions, based on our overall performance and the performance and responsibilities of the named executives. We try to achieve a balance among our objectives of pay for performance, alignment with stockholders and management attraction and retention by offering a variety of compensation elements, each with specific goals or emphasis. We work to achieve an appropriate mix of short and long-term compensation, as well as equity and cash compensation, to meet our objectives. We establish objective financial goals at the beginning of each year as a basis for the annual incentive opportunities. We maintain sufficient flexibility to allow us to retain and motivate our named executives to deliver long-term performance and value to stockholders and to align their interests with stockholder interests.

2012 Performance.    We reported net income of $292.5 million for fiscal 2012, which included after-tax restructuring charges of $17.4 million. We exclude these items from the performance goals so as not to penalize employees for taking actions in the long-term best interests of the Corporation and its stockholders. Excluding these items: Net income was 20.4% higher than the entry point for fiscal 2012 performance goals; 2012 pre-tax return on capital was 22.2% which was 540 basis points higher than the entry point for fiscal 2012 performance goals; and our reported net sales were $4.02 billion, 1.7% higher than the previous year, which was the entry point for fiscal 2012 performance goals. The productivity savings through LSS methodologies entry point was $40 million, which we exceeded by $18.5 million in 2012. Given the strong performance versus the established goals, the bonus earned for corporate performance averaged 136.2% of salary (ranging from 112.0% to 205.1% of base salary for the named executives), and as a result the performance-based components of compensation for each of the named executives were higher in 2012 than for 2011.

Competitive Assessments.    The Committee engages outside compensation consultants from time to time to advise on compensation matters, including competitive benchmarking. For the last several years, the Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Other than services requested by the Committee, Meridian does not provide any services to Valspar. We use compensation studies provided by Meridian as a benchmark to help determine whether the compensation of our named executives is competitive with compensation offered to executive officers at comparable companies. To attract and retain experienced, qualified executives, we target compensation at the 50th percentile of our peer group for base salary and the 50th to 75th percentile for total compensation, contingent on achievement of our financial performance goals.

In 2012, Meridian conducted a comprehensive benchmarking study which evaluated the competitiveness of our executive compensation programs and policies. That study compared the compensation of our executives to those of a peer group consisting of 40 manufacturing, specialty chemical and consumer product companies with sales generally in the range of $1 billion to $8 billion, and a median of $4.2 billion. For comparative purposes, pay data for peer group companies used to estimate the competitive market values for our executives was size adjusted (regressed) by Meridian to ensure correlation to individual revenue and job responsibilities.

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The companies included in the peer group are listed below.

Air Products and Chemicals, Inc.	Ecolab Inc.	Packaging Corporation of America
Avery Dennison Corporation	FMC Corporation	PolyOne Corporation
Ball Corporation	H. B. Fuller Company	PPG Industries, Inc.
Boise Inc.	Harley-Davidson, Inc.	Rockwell Automation
BorgWarner Inc.	The Hershey Company	RPM International Inc.
Brunswick Corporation	Kennametal Inc.	S.C. Johnson
The Clorox Company	Kohler Company	The Scotts Miracle-Gro Company
Cooper Industries plc	Lennox International Inc.	The Sherwin-Williams Company
Corn Products International Inc.	Martin Marietta Materials, Inc.	Thomas & Betts Corporation
Crane Co.	Masco Corporation	Valmont Industries, Inc.
Del Monte Foods Company	Molson Coors Brewing Company	Vulcan Materials Company
Donaldson Company, Inc.	The Mosaic Company	W.W. Grainger, Inc.
Dover Corporation	Mueller Water Products, Inc.
Eastman Chemical Company	Olin Corporation

Nineteen executive positions at Valspar were included in this benchmark study comparing base salary, target annual incentives and long-term incentives with opportunities provided by the peer group companies. This study concluded that in aggregate our total compensation opportunities were within a competitive range of total compensation at peer group companies. In addition to comparing compensation levels of our executives with compensation levels of executives in comparable positions at peer group companies, the Committee also considers factors such as experience and internal pay equity among Valspar executives.

Roles of Compensation Committee and CEO

The Compensation Committee of our Board of Directors is responsible for all matters relating to compensation of senior management, including the named executives, adoption and administration of compensation and benefit plans and programs and determination and approval of compensation for the named executives, including the CEO.

The Committee has the authority to retain, manage and dismiss compensation consultants or other professionals, as it deems necessary or appropriate. The Committee directs the work of such consultants and professionals, and decisions regarding compensation of our named executives are ultimately made by the Committee and, in the case of our Chairman and Chief Executive Officer, by the Board of Directors. The Committee retained Meridian Compensation Partners, LLC during fiscal 2012 as a compensation consultant to assist the Committee with its evaluation and assessment of executive compensation. Meridian did not provide any services to the Corporation, other than for the Committee, during fiscal 2012. Based on the foregoing, the Committee concluded that no conflict of interest exists that would prevent Meridian from independently advising the Committee. The Committee has not adopted a policy regarding any other services to be provided by Meridian. If Meridian, or any other compensation consultant or professional that provides services to the Committee, would provide any other services to the Corporation, the Committee would establish a policy to limit such other services so as to avoid potential conflicts of interest on the part of such compensation consultant or professional.

To assist the Committee, the CEO and Senior Vice President, Human Resources, provide information and recommendations about compensation, programs and policies when requested by the Committee or its Chair. The other named executives have no related involvement with the Committee.

As requested by the Committee or its Chair, the CEO and other management personnel attend Committee meetings, but are excused at such times as the Committee deems appropriate.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Compensation Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for the named executives. However, deductibility is not the sole factor used to determine appropriate levels or types of compensation. The provisions of our equity and annual incentive bonus plans are intended to permit tax deductibility of compensation income of the named executives received under those plans. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that we may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).

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2012 Summary Compensation Table

The following table presents information concerning compensation paid to or earned by our “named executives” for the fiscal years ended October 26, 2012, October 28, 2011 and October 29, 2010.

Name and Principal Position*	Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)[5]
G.E. Hendrickson	2012	$858,269	$1,875,000	$1,903,197	$1,760,739	$456,258	$6,853,463
Chairman, President	2011	658,338	5,484,000	1,442,195	779,473	424,080	8,788,086
and CEO[6]	2010	541,000	1,575,022	759,780	1,057,113	276,096	4,209,011

L.A. Walker	2012	476,150	531,250	424,272	622,280	158,348	2,212,300
Senior Vice President	2011	454,358	450,076	407,490	330,318	192,551	1,834,793
and CFO	2010	405,000	581,250	357,780	513,945	150,302	2,008,277

R. Engh	2012	447,050	451,876	340,857	542,808	153,651	1,936,242
Executive Vice	2011	454,000	382,828	347,565	330,058	205,324	1,719,775
President, General	2010	457,000	451,875	305,520	579,933	165,335	1,959,663
Counsel and Secretary

A.L. Blaine	2012	337,662	310,626	234,281	378,249	115,198	1,376,016
Senior Vice President,	2011	328,169	263,410	239,700	220,530	142,833	1,194,642
Human Resources	2010	319,000	313,399	209,040	373,549	119,368	1,334,356

C.A. Arnold[7]	2012	343,885	187,500	164,951	385,220	22,232	1,103,788
Senior Vice President
and Chief Technology
Officer

________________________

* as of October 26, 2012

(1)	This column represents the fair value on the date of grant with respect to restricted stock grants and restricted stock unit grants to all named executives under annual formula grants under the Key Employee Annual Bonus Plan for each fiscal year (granted in January of the following calendar year) and the following additional grants as additional compensation for their service: On June 1, 2011, Mr. Hendrickson received a restricted stock unit award of 104,172 units with a market value of $4,000,000 in connection with his appointment as Chief Executive Officer.
(2)	This column represents the aggregate grant date fair value with respect to stock options granted in the years indicated. The fair value was calculated in accordance with stock-based accounting rules (FASB ASC 718). The assumptions used by the Corporation to determine the fair value are described in Note 9 of the Consolidated Financial Statements included in our Form 10-K for the year ended October 26, 2012, which description is incorporated herein by reference.
(3)	This column represents the cash bonuses earned in fiscal years 2012, 2011 and 2010 (and paid during the first quarter of the following fiscal year) under the Annual Incentive Bonus Plan, based on the achievement of specified financial measures.
(4)	This column represents perquisites and other personal benefits; dividends on restricted stock and RSUs; and contributions or allocations by Valspar to defined contribution or savings plans (tax qualified and supplemental), all as shown in the 2012 Components of All Other Compensation table below.
(5)	The amount shown represents the sum of all columns of the Summary Compensation Table. Additional information about the elements of compensation paid to the named executives can be found in “Compensation Program Elements Awarded in Fiscal 2012,” beginning on page 13.
(6)	Mr. Hendrickson has been Chief Executive Officer since June 2011 and President since February 2008. Mr. Hendrickson served as Chief Operating Officer from February 2008 to June 2011.
(7)	Ms. Arnold was not a named executive in fiscal years 2011 and 2010.

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The following table presents information concerning components of All Other Compensation referenced in the Summary Compensation Table paid to or earned by our named executives for the fiscal year ended October 26, 2012. This table is not required; however, we believe it may be helpful to readers in understanding certain components of other compensation paid to our named executives.

2012 Components of All Other Compensation

Name	Perquisites and Other Personal Benefits[1]	Restricted Stock and RSU Dividends[2]	Valspar Contribution to Defined Contribution Plans[3]	Lost ERISA[4]	Total
G.E. Hendrickson	$35,008	$214,952	$32,443	$173,855	$456,258
L.A. Walker	13,996	34,108	32,652	77,592	158,348
R. Engh	14,845	29,469	32,069	77,268	153,651
A.L. Blaine	17,840	20,256	32,612	44,490	115,198
C.A. Arnold	12,256	2,476	7,500	0	22,232

________________

(1)	G.E. Hendrickson - $17,574 paid by Valspar for tax preparation and/or financial planning; $9,000 for automobile allowance; $4,902 for life insurance; $1,061 for personal use of country club; $2,471 for LTD premium.

L.A. Walker - $375 paid by Valspar for tax preparation and/or financial planning; $9,000 for automobile allowance; $2,156 for life insurance; $2,465 for LTD premium.

R. Engh - $450 paid by Valspar for tax preparation and/or financial planning; $9,000 for automobile allowance; $2,322 for life insurance; $3,073 for LTD premium.

A.L. Blaine - $6,485 paid by Valspar for tax preparation and/or financial planning; $9,000 for automobile allowance; $1,622 for life insurance; $733 for LTD premium.

C.A. Arnold - $1,100 paid by Valspar for tax preparation and/or financial planning; $9,000 for automobile allowances; $2,156 for life insurance.
(2)	Dividends paid on restricted stock and RSU grants that were subject to a risk of forfeiture during fiscal year 2012.
(3)	Annual contribution by the Corporation to The Valspar Savings and Retirement Plan.
(4)	Discretionary cash payment for the dollar amounts that would have been contributed to defined contribution plans but for the limitations imposed by U.S. income tax regulations on the amount of compensation that an employee may save under the Corporation’s defined contribution plans, and consequently the amount of matching contributions the Corporation can make under the plans.

The following table presents information regarding the grants of annual incentive bonus compensation, stock options, restricted stock and restricted stock units during fiscal 2012 to our executive officers named in the Summary Compensation Table.

2012 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Type of Award[1]	Grant Date	Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $	Underlying Options (#)[4]	Awards ($/Sh.)[5]	Option Awards[3,4,6,7]
G.E. Hendrickson	AIB	—	$0	$944,096	$1,888,192
	RS	01/10/13[8]				$0	$750,000	$937,500			$937,500
	RSU	01/10/13[8]				$0	750,000	937,500			937,500
	SO	10/03/12							121,610	$57.47	1,903,197

L.A. Walker	AIB	—	$0	333,305	666,610
	RS	01/10/13[8]				$0	212,500	265,625			265,625
	RSU	01/10/13[8]				$0	212,500	265,625			265,625
	SO	10/03/12							27,110	$57.47	424,272

R. Engh	AIB	—	$0	290,583	581,165
	RS	01/10/13[8]				$0	180,750	225,938			225,938
	RSU	01/10/13[8]				$0	180,750	225,938			225,938
	SO	10/03/12							21,780	$57.47	347,565

A.L. Blaine	AIB	—	$0	202,597	405,194
	RS	01/10/13[8]				$0	124,250	155,313			155,313
	RSU	01/10/13[8]				$0	124,250	155,313			155,313
	SO	10/03/12							14,970	$57.47	234,281

C.A. Arnold	AIB	—	$0	206,331	412,662
	RS	01/10/13[8]				$0	75,000	93,750			93,750
	RSU	01/10/13[8]				$0	75,000	93,750			93,750
	SO	10/03/12							10,540	$57.47	164,951

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________________

(1)	Type of Award: AIB – Annual Incentive Bonus; RS – Restricted Stock; RSU – Restricted Stock Unit; SO – Non-Qualified Stock Option.
(2)	The amounts shown for the AIB for 2012 represent estimated possible payouts under the Annual Incentive Bonus for fiscal 2012 depending on Valspar’s financial performance. The actual amounts earned for fiscal 2012 are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. The amount that can be earned ranges from 0% to 200% of the target payout amount. The dollar values for the AIB actually earned for fiscal 2012 were as follows: Mr. Hendrickson, $1,760,739; Ms. Walker, $622,280; Mr. Engh, $542,808; Mr. Blaine, $378,249; and Ms. Arnold, $385,220.
(3)	The amounts shown for RS and RSU represent estimated possible payouts in the form of restricted stock and RSU awards for fiscal 2012 depending on Valspar’s financial performance. Based on fiscal 2012 performance, the dollar values of these RS awards actually earned for fiscal 2012 were as follows: Mr. Hendrickson, $937,500; Ms. Walker, $265,625; Mr. Engh, $225,938; Mr. Blaine, $155,313; and Ms. Arnold, $93,750. Based on fiscal 2012 performance, the dollar values of these RSU awards actually earned for fiscal 2012 were as follows: Mr. Hendrickson, $937,500; Ms. Walker, $265,625; Mr. Engh, $225,938; Mr. Blaine, $155,313; and Ms. Arnold, $93,750. Fiscal 2012 awards are made in January 2013, with the number of shares equal to the dollar value of the award, divided by the average closing price of one share of stock on the NYSE for the ten business days immediately prior to the date the RS and RSU are issued.
(4)	Non-qualified stock options granted in October 2012 have a ten-year term and vest in equal installments over three years.
(5)	Exercise price is the fair market value of Valspar’s common stock, defined as the closing price on the NYSE on the date of grant.
(6)	In addition to the awards described in the table, each named executive also received a grant of restricted stock and restricted stock units on January 5, 2012, based on partial achievement of performance goals for fiscal 2011 under the Key Employee Plan. The dollar values and numbers of shares of the actual restricted stock awards on January 5, 2012 were as follows: Mr. Hendrickson, $742,000 – 19,268 shares; Ms. Walker, $225,038 – 5,844 shares; Mr. Engh, $191,414 – 4,971 shares; Mr. Blaine, $131,705 – 3,420 shares; and Ms. Arnold, $79,500 – 2,064 shares. The dollar values and numbers of shares of the actual restricted stock unit awards on January 5, 2012 were as follows: Mr. Hendrickson, $742,000 – 19,268 shares; Ms. Walker, $225,038 – 5,844 shares; Mr. Engh, $191,414 – 4,971 shares; Mr. Blaine, $131,705 – 3,420 shares; and Ms. Arnold, $79,500 – 2,064 shares.
(7)	The amount shown for stock options is the aggregate grant date fair value of the option grant calculated in accordance with stock-based accounting rules (FASB ASC 718). For RS and RSU, the amount shown is the market value of the actual award.
(8)	On January 10, 2013, the RS and RSU awards for fiscal 2012 performance were granted. The “Estimated Possible Payouts” listed in the table were based on the LTI values and performance goals established on December 6, 2011 for each individual for fiscal 2012.

Additional information about the elements of compensation paid to the named executives can be found in “Compensation Program Elements Awarded in Fiscal 2012,” beginning on page 13.

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The following table presents information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on October 26, 2012 for our executive officers named in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards[1]					Stock Awards[2]
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[3]
G.E. Hendrickson	10/15/03	20,000	0	$23.94	10/15/13	12/09/09	74,405	$4,089,299
	10/13/04	20,000	0	23.34	10/13/14	01/07/10	24,447	1,343,607
	10/19/05	25,000	0	21.57	10/19/15	01/06/11	32,828	1,804,227
	04/19/06	71,865	0	27.83	04/19/16	06/01/11			107,069	$5,884,512
	10/18/06	24,000	0	26.87	10/18/16	01/05/12	19,268	1,058,969
	10/17/07	71,500	0	25.48	10/17/17	01/05/12			19,268	1,058,969
	02/27/08	0	75,000	22.68	02/27/18
	10/15/08	101,000	0	18.01	10/15/18
	10/21/09	151,000	0	26.37	10/21/19
	10/13/10	63,000	31,500	31.57	10/13/20
	10/05/11	60,167	120,333	32.34	10/05/21
	10/03/12	0	121,610	57.47	10/03/22

L.A. Walker	10/15/03	10,000	0	23.94	10/15/13	01/07/10	17,286	950,039
	10/13/04	12,000	0	23.34	10/13/14	01/06/11	15,502	851,990
	10/19/05	14,000	0	21.57	10/19/15	01/05/12	5,844	321,186
	04/19/06	35,932	0	27.83	04/19/16	01/05/12			5,844	321,186
	10/18/06	13,000	0	26.87	10/18/16
	10/17/07	37,500	0	25.48	10/17/17
	02/27/08	0	50,000	22.68	02/27/18
	10/15/08	71,500	0	18.01	10/15/18
	10/21/09	71,500	0	26.37	10/21/19
	10/13/10	29,667	14,833	31.57	10/13/20
	10/05/11	17,000	34,000	32.34	10/05/21
	10/03/12	0	27,110	57.47	10/03/22

R. Engh	10/15/03	15,000	0	23.94	10/15/13	01/07/10	14,703	808,077
	10/13/04	32,000	0	23.34	10/13/14	01/06/11	13,186	724,703
	10/19/05	30,000	0	21.57	10/19/15	01/05/12	4,971	273,206
	10/18/06	24,000	0	26.87	10/18/16	01/05/12			4,971	273,206
	10/17/07	51,500	0	25.48	10/17/17
	10/21/09	61,000	0	26.37	10/21/19
	10/13/10	25,334	12,666	31.57	10/13/20
	10/05/11	14,500	29,000	32.34	10/05/21
	10/03/12	0	21,780	57.47	10/03/22

A.L. Blaine	01/03/07	16,000	0	28.52	01/03/17	01/07/10	10,098	554,986
	10/17/07	35,500	0	25.48	10/17/17	01/06/11	9,064	498,157
	10/15/08	28,000	0	18.01	10/15/18	01/05/12	3,420	187,963
	10/21/09	42,000	0	26.37	10/21/19	01/05/12			3,420	187,963
	10/13/10	17,334	8,666	31.57	10/13/20
	10/05/11	10,000	20,000	32.34	10/05/21
	10/03/12	0	14,970	57.47	10/03/22

C.A. Arnold	01/05/11	5,334	10,666	33.97	01/05/21	01/05/12	2,064	113,437
	10/05/11	6,000	12,000	32.34	10/05/21	01/05/12			2,064	113,437
	10/03/12	0	10,540	57.47	10/03/22

________________

(1)	Option Vesting – grants vest in equal annual installments over three years, starting one year from date of grant, with the exceptions of Ms. Walker’s and Mr. Hendrickson’s grants dated 2/27/08 which feature cliff vesting five years from date of grant.
(2)	Stock Awards – all grants of restricted stock feature cliff vesting for three years from the date of grant, with the exception of Mr. Hendrickson’s restricted stock grant dated 12/9/09 which features cliff vesting five years from date of grant.
(3)	The market value of stock and stock units reported is based on the closing price of Valspar’s stock on the NYSE at fiscal year-end of $54.96.
(4)	Restricted Stock Units – all grants of restricted stock units feature cliff vesting for three years from the date of grant, with the exception of Mr. Hendrickson’s restricted stock unit award granted on June 1, 2011, which will vest on September 13, 2016 and will be paid out in cash upon retirement. Includes dividend equivalents of 2,897 additional share units.

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The following table presents information regarding the number of shares acquired and the value realized on the exercise of stock options in fiscal 2012 and the number of shares acquired and the value realized on vesting of restricted stock in fiscal 2012 for our executive officers named in the Summary Compensation Table.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[2]
G.E. Hendrickson	—	$—	8,300	$334,283
L.A. Walker	12,000	246,816	4,328	174,310
R. Engh	38,000	954,580	5,961	240,079
A.L. Blaine	14,000	525,412	4,113	165,651
C.A. Arnold	—	—	—	—

________________

(1)	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of Valspar’s common stock on the date of exercise.
(2)	The amount of shares reported are restricted stock granted to Ms. Walker and Messrs. Hendrickson, Engh and Blaine on January 8, 2009 that matured on January 9, 2012. The value realized on the vesting of stock awards is based on the fair market value of Valspar’s common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

Termination Other Than Upon Change in Control

Upon a termination of employment (other than upon a change in control), the executive officers are entitled to payments and other benefits under a variety of Valspar plans and programs. We believe these agreements help the company hire and retain qualified executives. Benefits and payments are maintained if termination is due to retirement, death or disability, but benefits and payments are limited or forfeited if termination is voluntary or for cause.

Stock Options

Stock options granted under the 1991 Stock Option Plan and under the 2009 Omnibus Equity Plan have the following attributes:

1991 Stock Option Plan:

•	Retirement after age 55 with an executed three-year non-compete agreement — options vest immediately and are exercisable for the remainder of their term (subject to a three-year limitation for options granted before October 2007).

•	Retirement after age 60 — options vest immediately and are exercisable for the remainder of their term (subject to a three-year limitation for options granted before October 2007).

•	Death and disability — options vest immediately with one year to exercise, not to exceed original option term.

•	Termination — only the portion vested is exercisable within 30 days of termination, not to exceed original option term.

•	Termination for cause — forfeit of all outstanding grants (to the extent not previously exercised).

2009 Omnibus Equity Plan:

•	Retirement after age 55 with an executed three-year non-compete agreement — options vest immediately and are exercisable for the remainder of their term.

•	Death and disability — options vest immediately with one year to exercise, not to exceed original option term.

•	Termination — only the portion vested is exercisable within 30 days of termination, not to exceed original option term.

•	Termination for cause — forfeit of all outstanding grants (to the extent not previously exercised).

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Restricted Stock

Restricted stock grants made under the Key Employee Annual Bonus Plan, the 2001 Stock Incentive Plan, and under the 2009 Omnibus Equity Plan, have the following attributes:

Key Employee Annual Bonus Plan:

•	Retirement after age 55 with an executed three-year non-compete agreement — outstanding restricted stock grants vest immediately.

•	Retirement after age 60 — outstanding restricted stock grants vest immediately.

•	Death and disability — outstanding restricted stock grants vest immediately.

•	Termination — forfeit of all outstanding restricted stock grants.

•	Termination for cause — forfeit of all outstanding restricted stock grants.

2001 Stock Incentive Plan:

•	Retirement — forfeit if prior to lapse of restrictions.

•	Death and Disability — outstanding restricted stock grants vest immediately.

•	Termination — forfeit of all outstanding restricted stock grants.

•	Termination for cause — forfeit of all outstanding restricted stock grants.

2009 Omnibus Equity Plan (effective with fiscal year 2010):

•	Retirement after age 55 with an executed three-year non-compete agreement — outstanding restricted stock grants vest immediately.

•	Death and Disability — outstanding restricted stock grants vest immediately.

•	Termination — forfeit of all outstanding restricted stock grants.

•	Termination for cause — forfeit of all outstanding restricted stock grants.

Restricted Stock Units – Performance-Based

Restricted stock unit grants made under the 2009 Omnibus Equity Plan have the following attributes:

2009 Omnibus Equity Plan:

•	Retirement after age 55 with an executed three-year non-compete agreement — outstanding restricted stock unit grants vest immediately with the exception of the special grant to the CEO on June 1, 2011.

•	Death and Disability — outstanding restricted stock unit grants vest immediately.

•	Termination — forfeit of all outstanding restricted stock unit grants.

•	Termination for cause — forfeit of all outstanding restricted stock unit grants.

Restricted Stock Units – Time-Vested

Restricted stock unit grants made under the 2009 Omnibus Equity Plan have the following attributes:

2009 Omnibus Equity Plan (effective with fiscal year 2013; RSUs to be granted effective in January 2013):

•	Retirement after age 55 with an executed three-year non-compete agreement — outstanding restricted stock unit grants vest immediately.

•	Death and Disability — outstanding restricted stock unit grants vest immediately.

•	Termination — forfeit of all outstanding restricted stock unit grants.

•	Termination for cause — forfeit of all outstanding restricted stock unit grants.

Officer Retiree Medical Program

•	Retirement after age 55 — the officer is entitled to receive retiree medical if he or she has served three consecutive years as an officer and is not in competition with Valspar at any time after termination of employment.

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•	Included dependents — the spouse and any eligible dependents of the retiree who, immediately prior to the retiree’s termination of employment, are covered under the retiree medical plan are eligible for coverage.

•	Coverage — the eligible persons are covered from the date of termination, at the same coverage available to an active employee for the retiree’s and spouse’s life. Eligible dependents are covered until the dependent ceases to be eligible under the plan. The coverage becomes secondary to Medicare coverage.

•	Premiums — the company charges the retiree (or his or her spouse) for the full cost of the coverage premiums, but the company reimburses the retiree for that portion of the coverage premiums that the company would have paid if the retiree were an active employee, and also provides a gross-up payment for taxes that relate to the medical benefit.

Severance Policy for Officers

The Compensation Committee has approved a severance policy for officers, providing generally for certain severance benefits in the event of termination without cause, but only if the officer signs a three-year non-compete agreement:

•	One year’s base pay

•	Immediate vesting of all stock options

•	Retiree medical benefits if the officer has reached age 55

Hypothetical Termination Payments

The following tables provides information on the potential payments that would have been payable to each of the named executives under existing contracts, agreements, plans or arrangements, for various scenarios involving termination of employment (other than a change in control) if the triggering events for the payments had each occurred on October 26, 2012. The tables use the closing price of our common stock of $54.96 as of October 26, 2012. These benefits are in addition to benefits available prior to the occurrence of any termination of employment to all salaried employees, such as distributions under The Valspar Savings and Retirement Plan and equity awards that are currently vested.

G.E. Hendrickson	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$950,000	0	0	0
Cash Bonus	$1,760,739	$1,760,739	$1,760,739	1,760,739	0	$1,760,739	$1,760,739
Unvested Stock Options	0	3,458,717	5,879,717	3,458,717	0	5,879,717	5,879,717
Unvested Restricted Stock	0	3,147,834	3,147,834	8,296,102	0	8,296,102	8,296,102
Cash-settled RSU	0	1,058,969	6,943,481	6,943,481	0	6,943,481	6,943,481
Retiree Medical	0	346,000	346,000	346,000	0	284,000	284,000
Perquisites	0	0	0	0	0	0	0
TOTALS	$1,760,739	$9,772,259	$18,077,771	$21,755,039	0	$23,164,039	$23,164,039

L.A. Walker[1]	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$500,000	0	0	0
Cash Bonus	$622,280	$622,280	$622,280	622,280	0	$622,280	$622,280
Unvested Stock Options	0	1,116,024	2,730,024	1,116,024	0	2,730,024	2,730,024
Unvested Restricted Stock	0	2,123,215	2,123,215	0	0	2,123,215	2,123,215
Cash-settled RSU	0	321,186	321,186	0	0	321,186	321,186
Retiree Medical	0	135,000	135,000	135,000	0	0	0
Perquisites	0	0	0	0	0	0	0
TOTALS	$622,280	$4,317,705	$5,931,705	$2,373,304	0	$5,796,705	$5,796,705

R. Engh	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$455,000	0	0	0
Cash Bonus	$542,808	$542,808	$542,808	542,808	0	$542,808	$542,808
Unvested Stock Options	0	952,238	952,238	952,238	0	952,238	952,238
Unvested Restricted Stock	0	1,805,986	1,805,986	0	0	1,805,986	1,805,986
Cash-settled RSU	0	273,206	273,206	0	0	273,206	273,206
Retiree Medical	0	253,000	253,000	253,000	0	188,000	188,000
Perquisites	0	0	0	0	0	0	0
TOTALS	$542,808	$3,827,238	$3,827,238	$2,203,046	0	$3,762,238	$3,762,238

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A.L. Blaine	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$345,000	0	0	0
Cash Bonus	$378,249	$378,249	$378,249	378,249	0	$378,249	$378,249
Unvested Stock Options	0	655,098	655,098	655,098	0	655,098	655,098
Unvested Restricted Stock	0	1,241,107	1,241,107	0	0	1,241,107	1,241,107
Cash-settled RSU	0	187,963	187,963	0	0	187,963	187,963
Retiree Medical	0	0	0	0	0	0	0
Perquisites	0	0	0	0	0	0	0
TOTALS	$378,249	$2,462,417	$2,462,417	$1,378,347	0	$2,462,417	$2,462,417

C.A. Arnold	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$350,000	0	0	0
Cash Bonus	$385,220	$385,220	$385,220	385,220	0	$385,220	$385,220
Unvested Stock Options	0	495,319	495,319	495,319	0	495,319	495,319
Unvested Restricted Stock	0	113,437	113,437	0	0	113,437	113,437
Cash-settled RSU	0	113,437	113,437	0	0	113,437	113,437
Retiree Medical	0	0	0	0	0	0	0
Perquisites	0	0	0	0	0	0	0
TOTALS	$385,220	$1,107,413	$1,107,413	$1,230,539	0	$1,107,413	$1,107,413

________________

(1)	See “Planned Retirement of Chief Financial Officer and Transition Agreement” below for a description of Ms. Walker’s Transition Agreement, including severance payments and certain other benefits she will receive under a separation agreement if she satisfies certain requirements.

Planned Retirement of Chief Financial Officer and Transition Agreement.    On November 2, 2012, the Corporation announced that Lori A. Walker intends to retire as Chief Financial Officer (CFO) upon the hiring of a new CFO. The Corporation has commenced a search for a new CFO. On the same date, the Corporation entered into a Transition Agreement with Ms. Walker that will provide her with special severance if she serves as CFO through the hiring date of a new CFO, continues her employment for one month after that date and satisfies the other requirements described below.

The Transition Agreement acknowledges that Ms. Walker is entitled to receive certain benefits under the Corporation’s retirement policy upon signing a three-year non-competition agreement, including (1) full vesting of unvested restricted stock, restricted stock units and stock options and (2) retiree medical benefits, consisting of medical coverage for her lifetime and for her current spouse’s lifetime under the Valspar Officer Retiree Medical Plan for as long as the Corporation in its sole discretion offers such a Plan. Further, for calendar year 2013, Ms. Walker will be eligible for continued reimbursement of financial planning services and the preparation and filing of her tax returns by April 15, 2014, to the extent reimbursable to the Corporation’s officers. Under the non-competition agreement, Ms. Walker will agree not to compete with the Corporation or solicit any of the Corporation’s employees, contractors or customers or certain other parties in connection with competitive products or research, for a period of three years following her resignation as an employee of the Corporation.

Under the Transition Agreement, if Ms. Walker satisfies the requirements of the agreement and retires thirty days after the first day of employment of the new CFO, the Corporation will offer to her a separation agreement under which, among other things, Ms. Walker agrees to make herself available on an as needed basis, as reasonably required to provide consultation and advice on business matters during the period of time in which she is receiving severance payments.

If Ms. Walker satisfies the obligations described in the separation agreement, she will receive the following severance benefits: (1) a lump sum payment of $500,000 (gross), less withholding tax; (2) $500,000 (gross), less withholding tax, in 12 substantially equal monthly installments; (3) a prorated annual cash incentive bonus for fiscal 2013; (4) the following elements of long-term incentive compensation under Valspar’s Key Employee Annual Bonus Plan for Fiscal Year 2013 (the “Bonus Plan”): (a) stock options with a value equal to one-half of her “LTI target value” established under the Bonus Plan, or $450,000; (b) time vesting restricted stock units with a value equal to 25% of her LTI target value, or $225,000; and (c) a cash payment based on a prorated amount of the value of an award of performance-based restricted stock under the Bonus Plan for fiscal 2013; and (5) the Corporation’s profit sharing contribution for calendar year 2012 to her savings and retirement account and payment to her of a lost ERISA payment for calendar year 2012, as applicable to other officers. In the event of Ms. Walker’s death prior to completion of the severance payments described in (1) and (2) above, Ms. Walker’s estate will be paid a lump sum payment equal to the remaining severance payments to which she would have otherwise been entitled.

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The Corporation had previously entered into a change in control agreement with Ms. Walker, providing for the continued employment for a period of up to two years following a change in control of the Corporation. This change in control agreement will terminate for Ms. Walker on the last day of her employment.

Termination of Employment and Change in Control Arrangements

Valspar has entered into agreements with the named executives providing for the continued employment of such executives for a period of up to two years following a qualifying change in control of Valspar. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. The change in control agreements each have a two-year term, subject to an annual evergreen extension for an additional two years. The Corporation is permitted to terminate the agreement by providing the executive with written notice of termination at least 60 days prior to the next annual renewal date. The employment and severance compensation provisions of the agreement do not, however, take effect until a Change in Control (defined below) has occurred during the term of the agreement.

Under the change in control agreements, an executive becomes entitled to a lump sum payment and the continuation of certain benefits upon any termination of the executive’s employment with Valspar (or an applicable subsidiary), after a change in control, for any reason other than: (a) by the executive without good reason; (b) by Valspar as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Severance payments required under each agreement include a lump sum amount equal to three times the named executive’s annual base salary and target annual bonus for named executives hired prior to 2008, and two times for those hired in 2008 or later (including Ms. Arnold), plus three years of continuing benefits, if such employment is terminated by the Corporation without cause or by the executive for good reason during the two-year employment term (“double trigger”). For this purpose, the “annual base salary” is defined as the 12 times the highest monthly base salary paid (or payable) to the executive in the one-year period preceding the month in which a Change in Control Period (as defined below) begins; and the “target annual bonus” is defined as the targeted annual cash bonus payment for the fiscal year during which a Change in Control Period begins. The Corporation will also be obligated to provide the executive (and his or her family) with health care and life insurance benefits at least equal to, and at the same after-tax cost, as those which would have been provided absent a termination (subject to alteration in the event that such benefits are later increased to peer executives at the Corporation).

Under the change in control agreements, Valspar will at its sole expense provide a terminated executive with outplacement services substantially similar to those available to the executive immediately prior to the change in control. In addition, Valspar will pay all legal fees and expenses that an executive reasonably incurs as a result of any contest (regardless of the outcome thereof) respecting the validity or enforceability of, or liability under, any provision of the executive’s change in control agreement or any guarantee of performance thereof (including as a result of any contest by the executive about the amount of any payment pursuant to the change in control agreement), plus interest. Finally, Valspar will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

The Committee has decided that change-in-control agreements for any officer first elected in fiscal 2013 or later shall not include reimbursement for any excise taxes that may be payable by an executive with respect to change in control payments.

Definitions

“Change in Control” means any of the following:

•	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Corporation or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors provided, however, that (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation and (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliated company do not constitute a Change in Control;

•	individuals who, as of the date of the agreement, constitute the Board of Directors (the “Incumbent Board”), together with any individuals becoming a director after the date of the agreement whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, ceasing for any reason to constitute at least a majority of the Board of Directors;

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•	subject to certain limited exceptions, any consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”); or

•	approval by our stockholders of a complete liquidation or dissolution of Valspar.

“Change in Control Period” means the period commencing on the date of the agreement and ending on the second anniversary of that date; provided, however, that, commencing on each anniversary date of a change in control agreement (such date, the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Corporation shall give notice to the executive that the Change in Control Period shall not be so extended.

“Good Reason” means:

•	the assignment to the executive of any duties inconsistent in any respect with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the agreement, or any action by the Corporation that results in a diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Corporation’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the executive;

•	any failure by the Corporation to comply with any of the compensation-related provisions of the change in control agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the executive;

•	requiring the executive to be based at (i) any office or location other than as determined under the change in control agreement and that increases the distance or duration of the executive’s commute, (ii) a location other than the principal executive offices of the Corporation if the executive was employed at such location immediately prior to any change in control or (iii) any location that increases the distance or duration of the executive’s commute;

•	any purported termination by the Corporation of the executive’s employment otherwise than as expressly permitted by the change in control agreement; or

•	any other action or inaction that constitutes a material breach by the Corporation of the change in control agreement.

For the above purposes, any good faith determination of Good Reason made by the executive shall be conclusive. The executive’s mental or physical incapacity following the occurrence of an event constituting Good Reason shall not affect the executive’s ability to terminate employment for Good Reason, and the executive’s death following delivery of a notice of termination for Good Reason shall not affect the entitlement of the executive’s estate to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

“Cause” means (1) the willful and continued failure of an executive to perform substantially the executive’s duties (other than any failure resulting from incapacity due to physical or mental illness or following the executive’s delivery of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the executive by the Board of Directors that specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (2) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Corporation. For these purposes, no act, or failure to act, on the part of an executive is considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Corporation. In this regard, any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board of Directors (or the board of directors of an applicable subsidiary), or (B) the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Corporation.

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In addition to the change in control agreements, Valspar’s equity and non-equity compensation plans also contain provisions regarding changes in control. Under the equity plans, including the 2009 Omnibus Equity Plan, and under individual award agreements, any unvested stock options, restricted stock and RSUs vest immediately upon a change in control of Valspar and stock options are exercisable for the remainder of their term.

Potential Payments Upon Change in Control

The following table provides information on the potential payments that would have been payable to each of the named executives under existing contracts, agreements, plans or arrangements, for a change in control if the change in control and any other triggering event for the payments had each occurred on October 26, 2012.

Name	Cash Severance[1]	Stock Options[2]	Restricted Stock[3]	Restricted Stock Units[3]	Retiree Medical[4]	Gross Up Payment[5]	TOTAL
G.E. Hendrickson	$5,985,000	$5,879,717	$8,296,102	$6,943,481	$46,000	$6,080,863	$33,231,163
L.A. Walker	2,550,000	2,730,024	2,123,215	321,186	20,000	24,704	7,769,129
R. Engh	2,252,250	952,238	1,805,986	273,206	54,000	0	5,337,680
A.L. Blaine	1,656,000	655,098	1,241,107	187,963	25,000	214,005	3,979,173
C.A. Arnold	1,120,000	495,319	113,437	113,437	42,000	0	1,884,193

________________

(1)	Cash severance includes three times the base salary and target bonus amounts in effect as of October 26, 2012 (two times for Ms. Arnold).
(2)	Represents acceleration of unvested stock options with the value being the difference between the aggregate market price at fiscal year-end of $54.96 and the aggregate exercise price.
(3)	Represents the aggregate fair market value of the restricted stock and restricted stock units for which vesting would be accelerated as of the date of the change in control.
(4)	Represents 36 months of coverage to the executive, at active employee rates, for health insurance, life insurance, dental insurance and disability insurance benefits, less the value of benefits broadly available to non-executives upon a change in control.
(5)	This amount reflects the amount equal to the excise tax and taxes thereon charged, if any, to the named executives as a result of any change in control payments under Section 280G of the Internal Revenue Code.

Director Compensation

Fees Payable in Cash or Stock.    In fiscal 2012, non-employee directors received an annual cash retainer of $82,500, except that the Chairs of the Audit and Compensation Committees received an annual cash retainer of $97,500 and the Lead Director, Mr. Curler, received an annual cash retainer of $117,500. At a director’s option, the annual retainer may be paid in cash or by the Corporation purchasing shares of its common stock in the open market quarterly on behalf of the director. Any costs of such purchases are paid by the Corporation. No meeting fees are paid to directors.

Non-employee directors appointed to any subcommittee of the standing committees of the Board of Directors receive an additional cash retainer of $5,000.

Annual Stock Award.    Each non-employee director is granted a stock award every year under the 2009 Omnibus Equity Plan. For grants in respect of service in fiscal year 2012, each non-employee director serving as a member of the Board of Directors on the date of the October Board meeting was granted on the date of such meeting a stock award with a value equal to $82,500, except that Mr. Allen’s stock award was prorated upon joining the Board in December 2011. Annual stock awards for a director who retires from the Board during the year will be prorated to reflect the partial year, and awarded at the same time as other director awards. The non-employee directors received a stock award on October 3, 2012: Mr. Allen, 1,316 shares; Mr. Bode, 1,436 shares; Mr. Cook, 1,436 shares; Mr. Curler, 1,436 shares; Mr. Friendly, 1,436 shares; Ms. Haugarth, 1,436 shares; Dr. Jemison, 1,436 shares; and Mr. Palen, 1,436 shares.

New Director Restricted Stock Award.    New non-employee directors of Valspar receive a stock award, intended to attract new directors of high caliber and qualifications and recognize their immediate contributions to Valspar. The stock award is equal to his or her current annual retainer. The stock award is restricted for five years, and the director must be serving as a member of the Board on the date the restrictions lapse to receive the award. In October 2012, a stock award was made to Mr. Ballbach under the 2009 Omnibus Equity Plan upon joining the Board on October 3, 2012. The stock award was for 1,436 shares with the number of shares determined by dividing $82,500 by the closing price of Valspar stock on date of grant.

Reimbursement of Out-of-Pocket Expense.    Directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from meetings of the Board of Directors or its committees and for related activities, including director education courses.

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2012 Director Compensation

The table below summarizes the compensation paid to non-employee directors during 2012.

Name	Fees Earned or Paid in Cash or Stock ($)[1]	Stock Awards ($)[2]	Total $
J.J. Allen³	$82,500	$75,625	$158,125
J.M. Ballbach³	20,625	—	20,625
J.S. Bode — Audit Chair	97,500	82,500	180,000
W.M. Cook	82,500	82,500	165,000
J.H. Curler — Governance Chair / Lead Director	117,500	82,500	200,000
I.R. Friendly	82,500	82,500	165,000
J.S. Haugarth	82,500	82,500	165,000
M.C. Jemison	82,500	82,500	165,000
S.D. Newlin³	13,750	27,500	41,250
G.R. Palen — Compensation Chair	97,500	82,500	180,000

 ________________

(1)	Annual retainer of $82,500. Chairs of the Audit and Compensation Committees receive an annual retainer of $97,500. For his services as Lead Director in fiscal 2012, Mr. Curler received a retainer of $35,000, in addition to the annual director retainer of $82,500. Directors may elect to receive all or a portion of their annual director retainers in Valspar common stock or cash. The cash retainer is paid quarterly and shares are purchased quarterly on the open market, with commission paid by Valspar. The following directors elected to receive all or a portion of their annual retainer in Valspar common stock in 2012, purchasing the following numbers of shares with an average price per share of $52.33: Mr. Allen, 900 shares; Mr. Cook, 1,604 shares; Mr. Curler, 2,285 shares; Mr. Friendly, 1,604 shares; and Mr. Palen, 1,052 shares.
(2)	The fair value of the stock award granted to each director in fiscal 2012 on the date of grant was $82,500. Stock awards received on October 3, 2012: Mr. Allen, 1,316 shares; Mr. Bode, 1,436 shares; Mr. Cook, 1,436 shares; Mr. Curler, 1,436 shares; Mr. Friendly, 1,436 shares; Ms. Haugarth, 1,436 shares; Dr. Jemison, 1,436 shares; Mr. Newlin, 479 shares; and Mr. Palen, 1,436 shares.
(3)	Mr. Allen joined the Board in December 2011 and Mr. Ballbach joined the Board in October 2012. Mr. Newlin retired from the Board as of February 2012.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record on December 27, 2012 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 89,945,411 shares of common stock, each share being entitled to one vote.

Share Ownership of Certain Beneficial Owners

The following information concerning ownership of common stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding common stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Iridian Asset Management LLC 276 Post Road West Westport, CT 06880	6,439,623¹	7.2%

C. Angus Wurtele 4900 IDS Center 80 South 8th Street Minneapolis, MN 55402	5,688,996²	6.3%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,271,724³	5.9%

________________

(1)	Shares reported on Schedule 13G as of February 6, 2012. Iridian Asset Management LLC, reports sole voting and dispositive power over 2,910 shares and shared voting and dispositive power over 6,436,713 shares.
(2)	Shares reported on Schedule 13G as of February 10, 2012. Includes 38,400 shares owned by Mr. Wurtele’s wife.
(3)	Shares reported on Schedule 13G as of January 20, 2012. BlackRock, Inc. reports sole voting and dispositive power over 5,271,724 shares.

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Share Ownership of Management

The following table lists, as of December 27, 2012, the beneficial ownership of common stock for all directors, each of the named executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of common stock.

Name	Shares[1]		Name	Shares[1]
Jack J. Allen	4,482	[2]	Rolf Engh	676,019	[3,5]
Cynthia A. Arnold	19,076	[3]	Ian R. Friendly	32,128	[2,7]
John M. Ballbach	1,436	[2]	Janel S. Haugarth	31,121	[2]
Anthony L. Blaine	187,877	[3]	Gary E. Hendrickson	821,706	[3,5,6]
John S. Bode	57,303	[2]	Mae C. Jemison	14,982	[2]
William M. Cook	12,434	[2]	Gregory R. Palen	139,333	[2,4]
Jeffrey H. Curler	131,952	[2]	Lori A. Walker	317,285	[3]

All directors and executive officers as a group				2,447,134[2,3,4,5,6,7,8]

________________

(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.
(2)	Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s Stock Option Plan for Non-Employee Directors, as follows: Mr. Allen, 0 shares; Mr. Ballbach, 0 shares; Mr. Bode, 43,200 shares; Mr. Cook, 0 shares; Mr. Curler, 70,600 shares; Mr. Friendly, 17,750 shares; Ms. Haugarth, 12,600 shares; Dr. Jemison, 0 shares; and Mr. Palen, 69,600 shares.
(3)	Includes shares indirectly owned as of October 26, 2012 through The Valspar Savings and Retirement Plan, and over which each participant has sole voting power, as follows: Mr. Hendrickson, 11,338 shares; Ms. Walker, 7,595 shares; Mr. Engh, 51,600 shares; Mr. Blaine, 8,170 shares; Ms. Arnold, 345 shares; and executive officers as a group, 79,048 shares. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s stock option plans, as follows: Mr. Hendrickson, 587,532 shares; Ms. Walker, 227,167 shares; Mr. Engh, 238,334 shares; Mr. Blaine, 148,834 shares; Ms. Arnold, 16,667 shares; and executive officers as a group, 1,218,534 shares.
(4)	Includes 240 shares owned by Mr. Palen’s wife.
(5)	Includes shares which are pledged as security, as follows: Mr. Engh, 302,225 shares; Mr. Hendrickson, 35,506 shares.
(6)	Includes 12,534 shares, 8,709 shares and 8,297 shares held in trusts.
(7)	Includes 14,049 shares held in a trust.
(8)	Percentage of the outstanding shares of common stock beneficially owned by all directors and executive officers as a group, 2.7%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the SEC certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Form 5’s were required for such persons, the Corporation believes that, during the year ended October 26, 2012, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act.

PROPOSAL 2

Advisory Vote to Approve Executive Compensation (“Say-on-Pay” vote)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010. The Dodd-Frank Act requires U.S. public corporations to hold an advisory (non-binding) vote on executive compensation. The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Corporation has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders. See “Executive and Director Compensation – Compensation Discussion and Analysis,” beginning on page 10 for additional information on our executive compensation programs.

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Proposal

The Corporation is presenting this proposal, which gives you as a stockholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of The Valspar Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in the Corporation’s 2013 Proxy Statement.”

Position of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THE ABOVE RESOLUTION AND THIS PROPOSAL.

As discussed in the Compensation Discussion and Analysis contained in this proxy statement, the Compensation Committee of the Board of Directors believes that the executive compensation for fiscal 2012 is reasonable and appropriate, is justified by the performance of the Corporation and is the result of a carefully considered approach.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, many of which are more fully discussed in the Compensation Discussion and Analysis beginning on page 10:

•	The Corporation has performed well against its peers by relevant industry measures.

•	Our Compensation Committee has designed the compensation packages for our named executives to depend on the achievement of objective performance goals that the Committee believes drive long-term shareholder value.

•	As disclosed under Compensation Risk Analysis on page 9, our pay practices do not encourage management to take excessive risk.

•	We recognize the need to fairly compensate and retain a senior management team that has produced excellent operating results over the past several years.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Corporation, the Compensation Committee or the Board of Directors. However, we value stockholders’ opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements. Last year, more than 90% of the votes cast in the Corporation’s Say-on-Pay vote were cast in favor of approving the Corporation’s compensation for its named executive officers.

PROPOSAL 3

Appointment of Auditors

The Board of Directors has appointed Ernst & Young LLP to examine the Corporation’s consolidated financial statements for the fiscal year ending October 25, 2013. Ernst & Young LLP acted as the Corporation’s auditors for the fiscal year ended October 26, 2012. A representative of Ernst & Young LLP is expected to be present at the 2013 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Auditor Fee Information

Audit Fees

Fees for audit services totaled $2,928,966 in 2012 and $2,857,254 in 2011, which includes fees associated with the annual financial statement audit, audit of internal controls over financial reporting, foreign statutory audits, the reviews of the Corporation’s quarterly reports on Form 10-Q and registration statements filed with the SEC.

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Audit-Related Fees

Fees for audit-related services totaled $16,379 in 2012 and $16,793 in 2011. Audit-related services principally include accounting and reporting assistance, internal control and process reviews, as well as other audits required by contract or regulation.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning totaled $1,000,618 in 2012 and $290,524 in 2011.

All Other Fees

The Corporation did not incur fees except as indicated in the above categories.

Pre-Approval of Services by Independent Auditors

As permitted under applicable law, the Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by the Independent Auditors. As provided in the Charter of the Audit Committee, and in order to maintain control and oversight over the services provided by the Independent Auditors, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the Independent Auditors and not to engage the Independent Auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to the Audit Committee Chair, but any decision by the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer, General Counsel, Controller and Director of Internal Audit) and Ernst & Young LLP, the Corporation’s independent registered public accounting firm (“Independent Auditors”).

The Audit Committee held meetings with the Corporation’s internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation’s internal controls, the overall quality of the Corporation’s financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (The Auditor’s Communication With Those Charged with Governance), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC and other applicable regulations.

With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required under Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence) and has discussed with the Independent Auditors their independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2013 fiscal year and (ii) that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended October 26, 2012 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE CORPORATION’S BOARD OF DIRECTORS

Jack J. Allen	William M. Cook
John M. Ballbach	Mae C. Jemison
John S. Bode, Chair

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ADDITIONAL INFORMATION

Other Business

Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2014 Stockholder Proposals

If you would like to submit a proposal for us to include in the proxy statement for our 2014 annual meeting, you must comply with Rule 14a-8 under the Securities Exchange Act of 1934 and the advance notice provisions of our Bylaws. You must also make sure that we receive your proposal at our executive offices (sent c/o Corporate Secretary) by September 20, 2013. Any stockholder proposal included in our proxy statement will also be included on our form of proxy so that stockholders can indicate how they wish to vote their shares on the proposal.

If you would like to recommend a person for consideration as a nominee for election as a director at our 2014 annual meeting, you must comply with the advance notice provisions of our Bylaws. These provisions require that we receive your nomination at our executive offices (sent c/o Corporate Secretary) no earlier than September 20, 2013, and no later than October 20, 2013. Additional information regarding the consideration of stockholder recommendations for nominees to the Board can be found in this Proxy Statement under the heading “Corporate Governance – Director Nomination Process” on page 7.

If you would like to present a proposal at our 2014 annual meeting without including it in our proxy statement, you must comply with the advance notice provisions of our Bylaws. These provisions require that we receive your proposal at our executive offices (sent c/o Corporate Secretary) no earlier than September 20, 2013, and no later than October 20, 2013.

If the presiding officer at the 2014 annual meeting of stockholders determines that a stockholder proposal or stockholder director nomination was not submitted in compliance with the advance notice provisions of our Bylaws, the proposal or nomination will be ruled out of order and not acted upon.

The above information is only a summary of some of the requirements of the advance notice provisions of our Bylaws. If you would like to receive a copy of the provisions of our Bylaws setting forth all of these requirements, you should write to our executive offices, c/o Corporate Secretary.

Ability of Stockholders and Other Interested Parties to Communicate with the Corporation’s Board of Directors

The Corporation’s Board of Directors has established several means for stockholders and other interested parties to communicate with the Corporation’s Board of Directors. Concerns regarding the Corporation’s financial statements, accounting practices or internal controls should be submitted in writing to the Chairman of the Audit Committee in care of the Corporate Secretary at the Corporation’s headquarters address. If the concern relates to the Corporation’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Nominating and Governance Committee in care of the Corporate Secretary at the Corporation’s headquarters address. Concerns regarding the Corporation’s executive compensation should be submitted in writing to the Chairman of the Compensation Committee in care of the Corporate Secretary at the Corporation’s headquarters address. If a stockholder or other interested parties are unsure as to which category the concern relates, the concern may be communicated to any one of the independent directors in care of the Corporate Secretary at the Corporation’s headquarters address. All communications will be sent to the applicable director(s).

The Corporation schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors Meeting and expects its directors to attend the Corporation’s Annual Meeting of Stockholders. All directors attended last year’s Annual Meeting of Stockholders.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Minneapolis, Minnesota
January 18, 2013

33

PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE VIA THE INTERNET OR TELEPHONE

THE VALSPAR CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on February 20, 2013.

Vote by Internet
• Go to www.envisionreports.com/VAL
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

‚  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ‚

  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	To elect three directors (Class III) for a term of three years: Nominees:	For	Withhold		For	Withhold		For	Withhold

	01 - William M. Cook	☐	☐	02 - Gary E. Hendrickson	☐	☐	03 - Mae C. Jemison	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To cast an advisory vote to approve the Corporation's executive compensation ("Say-on-Pay" vote):	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation:	☐	☐	☐

The undersigned authorizes the Proxies to vote in their
discretion upon such other business as may properly come
before the meeting.

  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1  U  P  X

THE VALSPAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, February 21, 2013

11:00 AM

CORPORATE HEADQUARTERS

901 - 3rd Avenue South

Minneapolis, MN 55402

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders.

The Notice and Proxy Statement and the Annual Report are available at: www.edocumentview.com/VAL

‚  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ‚

Proxy — THE VALSPAR CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY H. CURLER and GARY E. HENDRICKSON, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Thursday, February 21, 2013 at 11:00 A.M., at The Valspar Corporation, 901-3rd Avenue South, Minneapolis, Minnesota 55402, and at any adjournments thereof, on any matter properly coming before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1, 2 and 3.

(Continued and to be marked, dated and signed, on the other side)